Exhibit 7.9

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) promulgated under the Securities Act of 1934, as amended, each of Daniel L. Goodwin, Robert H. Baum, G. Joseph Cosenza, Robert D. Parks, The Inland Group, Inc., Inland Real Estate Investment Corporation, Inland Investment Advisors, Inc., Partnership Ownership Corporation, Inland Corporate Holdings Corporation and Inland Funding Corporation agree hereby that the Schedule 13D to which this Exhibit 7.9 is attached and any amendments thereto relating to the shares of Class A Common Stock of Retail Properties of America, Inc. is filed jointly on behalf of each of them.

This agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement.

Dated: October 4, 2012	Daniel L. Goodwin
/s/ Daniel L. Goodwin

Dated: October 4, 2012	Robert H. Baum
/s/ Robert H. Baum

Dated: October 4, 2012	G. Joseph Cosenza
/s/ G. Joseph Cosenza

Dated: October 4, 2012	Robert D. Parks
/s/ Robert D. Parks

Dated: October 4, 2012	THE INLAND GROUP, INC.
	By:	/s/ Daniel L. Goodwin
	Its:	President

Dated: October 4, 2012	INLAND REAL ESTATE INVESTMENT CORPORATION
	By:	/s/ Roberta S. Matlin
	Its:	Senior Vice President

Dated: October 4, 2012	PARTNERSHIP OWNERSHIP CORPORATION
	By:	/s/ Ulana B. Horalewskyj
	Its:	President

Dated: October 4, 2012	INLAND INVESTMENT ADVISORS, INC.
	By:	/s/ Roberta S. Matlin
	Its:	President

Dated: October 4, 2012	INLAND CORPORATE HOLDINGS CORPORATION
	By:	/s/ Elliot B. Kamenear
	Its:	Secretary

Dated: October 4, 2012	INLAND FUNDING CORPORATION
	By:	/s/ Elliot B. Kamenear
	Its:	Secretary